Ogden Corporation
Two Pennsylvania Plaza
New York, NY 10121

[OGDEN'S EMBLEM]

April 14, 1995

TO OUR SHAREHOLDERS:

      On behalf of the Board of Directors, it is my pleasure to invite you to attend Ogden's 1995 Annual Meeting to be held at the Grand Hyatt New York hotel, 42nd Street, west of Lexington Avenue, New York, New York, at 10:30 A.M. (Eastern Daylight Saving Time), on Thursday, May 25, 1995.

      The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement which we urge you to read carefully. Time will be set aside at the meeting for discussion of each item of business described in the Proxy Statement as well as any other matters of interest to you as a shareholder.

      It is important that your shares be represented at the meeting. Accordingly, whether or not you expect to attend, you are urged to sign, date and return the enclosed proxy card in the enclosed postage paid envelope to ensure that your shares will be represented at the annual meeting.

R. RICHARD ABLON
PRESIDENT AND CHIEF EXECUTIVE OFFICER

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF OGDEN CORPORATION

      Notice is hereby given that the Annual Meeting of Shareholders of Ogden Corporation ("Ogden") will be held at the Grand Hyatt New York hotel, 42nd Street, west of Lexington Avenue, New York, New York, on Thursday, May 25, 1995, at 10:30 A.M. (Eastern Daylight Saving Time), for the following purposes:

(1) To elect five directors to hold office for terms of three years until the Annual Meeting of Shareholders in 1998 and until their respective successors have been elected and qualified;

(2) To ratify the appointment of Deloitte & Touche LLP as auditors of Ogden and its subsidiaries for the year ending December 31, 1995;

(3) To consider and act upon a proposal submitted by shareholders requesting the Board of Directors take the steps necessary to provide that new directors be elected annually and not by classes; and

(4) To consider and act upon such other business as may properly come before the annual meeting.

      The Board of Directors has fixed April 10, 1995, as the record date for the annual meeting and all shareholders of record of Ogden at the close of business on such date shall be entitled to notice of and to vote at the annual meeting.

                                           By Order of the Board of Directors

                                                KATHLEEN RITCH,

                                          Vice President and Secretary

Dated:         New York, N.Y.
               April 14, 1995

                                   IMPORTANT

PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE, SO THAT YOUR SHARES MAY BE VOTED IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING.

PROXY STATEMENT

    The following statement is submitted to shareholders in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Ogden Corporation ("Ogden") to be held on May 25, 1995 (the "Annual Meeting"). The Annual Meeting will be held at the Grand Hyatt New York hotel, 42nd Street, west of Lexington Avenue, New York, New York. A proxy card for the Annual Meeting is enclosed. This Proxy Statement and the accompanying proxy card are first being sent to shareholders on or about April 14, 1995.

    The purposes of the Annual Meeting are (1) to elect five directors to hold office for terms of three years until the Annual Meeting of Shareholders in 1998 and until their respective successors have been elected and qualified; (2) to ratify the appointment of Deloitte & Touche LLP as auditors of Ogden and its subsidiaries for the year ending December 31, 1995; (3) to consider and act upon a proposal submitted by shareholders requesting the Board of Directors take the steps necessary to provide that new directors be elected annually and not by classes; and (4) to consider and act upon such other business as may properly come before the Annual Meeting.

    The solicitation of proxies to which this Proxy Statement relates is made by and on behalf of the Board of Directors of Ogden. The costs of this solicitation will be paid by Ogden. Such costs include preparation, printing, and mailing of the Notice of Annual Meeting, proxy cards, and Proxy Statement. The solicitation will be conducted principally by mail, although directors, officers, and employees of Ogden and its subsidiaries (at no additional compensation) may solicit proxies personally or by telephone and telegram. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries for proxy material to be sent to their principals, and Ogden will reimburse such persons for their expenses in so doing. Ogden is also retaining Georgeson & Company to solicit proxies and will pay Georgeson & Company a fee of $12,500 in connection therewith.

    The shares represented by all valid proxies in the enclosed form will be voted if received in time for the Annual Meeting in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted FOR the nominees named in this Proxy Statement; FOR the ratification of Deloitte & Touche LLP as auditors; and against the shareholders' proposal that new directors be elected annually and not by classes. Each proxy is revocable at any time prior to being voted by delivering a subsequent proxy, by giving written notice to the Secretary of Ogden or by attending the Annual Meeting and voting in person, provided that such action must be taken in sufficient time to permit the necessary examination and tabulation of the revocation or the subsequent proxy before the vote is taken.

VOTING SECURITIES

    As of April 10, 1995, the record date for the Annual Meeting, Ogden had outstanding 48,752,887 shares of common stock ("Common Stock") and 52,280 shares of $1.875 Cumulative Convertible Preferred Stock, Partially Participating ("Series A Preferred Stock"), excluding shares held in the corporate treasury. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to one-half vote per share on all matters to come before the Annual Meeting, including the election of directors.

    The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the shareholder chooses to do so. Each nominee for election as a director requires a plurality of the votes cast in order to be elected. Each other proposal submitted to the shareholders requires the affirmative vote of the holders of a majority of the votes present at the Annual Meeting, in person or by proxy, and entitled to vote. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards achievement of a plurality; where a shareholder properly withholds authority to vote for a particular nominee such shares will not be counted towards such nominee's or any other nominee's achievement of plurality. With respect to the other proposals to be voted upon: (i) if a shareholder abstains from voting on a proposal, such shares are considered present at the meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal; and (ii) shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be voted only as to those matters actually voted, and will not have the effect of either an affirmative or negative vote as to the matters with respect to which the broker does not have authority to vote and a beneficial holder has not provided voting instructions (commonly referred to as "broker non-votes").

ELECTION OF DIRECTORS--PROPOSAL NUMBER (1)

    The Ogden Restated Certificate of Incorporation provides for a Board of Directors that is divided into three classes of directors, which are designated Class I, Class II, and Class III, respectively. The directors elected to each Class serve three-year terms. The expiration of the terms of the directors elected in each Class is staggered so that the terms of directors elected to one of the classes expires at each Annual Meeting of Shareholders. The terms of office of directors elected to Class I will expire at the Annual Meeting in 1997, those of the directors elected to Class II will expire at the Annual Meeting, and those of the directors elected to Class III will expire at the 1996 Annual Meeting of Shareholders.

    The Board of Directors has nominated the five persons named in the table below to serve as the Class II directors for terms of office commencing at the Annual Meeting and continuing until the 1998 Annual Meeting of Shareholders and until their respective successors are elected and qualified. Ogden has no reason to believe that any such nominee will be unable to serve as a director if elected.

                        NOMINEES FOR CLASS II DIRECTORS

    The following table sets forth certain information concerning the nominees for election as directors. Each of the nominees is presently serving as a director of Ogden.

- ---------------------------------------------------------------------------------------------------
                                                                                            First
                                                                                            Became
           Name, Age and               Term to                                                a
         Other Information             Expire(1)         Principal Occupation(2)           Director
- ---------------------------------------------------------------------------------------------------
R. Richard Ablon: Age 45                 1995    President and Chief Executive Officer       1986
 Member of Ogden's Management                    of Ogden and Chairman and Chief
 Committee.                                      Executive Officer of Ogden Projects,
                                                 Inc.

Constantine G. Caras: Age 56             1995    Executive Vice President and Chief          1990
 Director of OMI Corp.                           Administrative Officer, Ogden.

Judith D. Moyers: Age 59                 1995    President, Public Affairs Television,       1978
 Member of Ogden's Management                    Inc.; Home Economist and Education
 Committee and Compensation                      Specialist.
 Committee; Director, Paine Webber
 Family of Mutual Funds.

Robert E. Smith: Age 59                  1995    Partner, Rosenman & Colin, a law firm.      1990
 Member of Ogden's Audit Committee;
 Director, The Zweig Fund, Inc. and
 The Zweig Total Return Fund, Inc.

Abraham Zaleznik: Age 71                 1995    Konosuke Matsushita Professor of            1978
 Chairman of Ogden's Compensation                Leadership Emeritus, Graduate School of
 Committee and Member of Ogden's                 Business Administration, Harvard
 Management Committee; Director of               University.
 American Greetings Inc.; La Chateau
 Stores, Ltd.; TJX Companies; and
 The Timberland Co.

THE BOARD RECOMMENDS A VOTE FOR THE FOREGOING NOMINEES

                         DIRECTORS WHOSE TERMS CONTINUE

    The following table sets forth certain information concerning directors whose terms are continuing.

- ---------------------------------------------------------------------------------------------------
                                                                                         First
                                                                                         Became
           Name, Age and               Term to                                             A
         Other Information             Expire          Principal Occupation(2)          Director
- ---------------------------------------------------------------------------------------------------
Ralph E. Ablon: Age 78                   1996    Chairman of the Board, Ogden.            1962
 Chairman of Ogden's Management
 Committee

Terry Allen Kramer: Age 61               1996    President, Remark Theatrical             1977
 Chairman of the Board, American                 Productions, Inc.
 Diversified Enterprises, Inc.;
 Director, Allen & Company
 Incorporated; Governor of The
 Society of NYH, Inc.; and Governor
 of The Society of The New York
 Hospital

Maria P. Monet: Age 45                   1996    Former Chief Financial Officer,          1986
                                                 Ogden.

Jesus Sainz: Age 51                      1996    Executive Vice Chairman, Trebol          1994
 Director, EDS Spain                             International, Madrid.

Frederick Seitz: Age 83                  1996    President Emeritus, The Rockefeller      1977
 Chairman of Ogden's Technology                  University.
 Committee; Member of Ogden's
 Management Committee and
 Compensation Committee; Director of
 Profile Diagnostic Sciences

Helmut Volcker: Age 61                   1996    Professor of Energy Technology,          1994
                                                 University of Essen; Chairman,
                                                 Technical Advisory Board, GEC
                                                 Alsthom EVT Energie und
                                                 Verfahrenstechnik GmbH, Stuttgart.

David M. Abshire: Age 68                 1997    President, Center for Strategic and      1987
 Director of Proctor & Gamble                    International Studies.
 Company

- ---------------------------------------------------------------------------------------------------
                                                                                         First
                                                                                         Became
           Name, Age and               Term to                                             A
         Other Information             Expire          Principal Occupation(2)          Director
- ---------------------------------------------------------------------------------------------------
Norman G. Einspruch: Age 62              1997    Chairman, Department of Industrial       1981
 Chairman of Ogden's Audit                       Engineering, Senior Fellow in
 Committee; Member of Ogden's                    Science and Technology, and
 Management Committee, Technology                Professor of Electrical and Computer
 Committee and Compensation                      Engineering, University of Miami.
 Committee; Director of Penril
 DataComm Networks, Inc.

Attallah Kappas: Age 68                  1997    Sherman Fairchild Professor;             1988
 Member of Ogden's Management                    Physician-in- Chief Emeritus and
 Committee and Technology Committee;             past Vice President, The Rockefeller
 Ogden's Medical Director                        University.

Homer A. Neal: Age 52                    1997    Vice President for Research,             1985
 Member of Ogden's Audit Committee               University of Michigan.
 and Technology Committee

Stanford S. Penner: Age 73               1997    Professor of Engineering Physics,        1985
 Member of Ogden's Technology                    University of California at San
 Committee                                       Diego; Editor-in-Chief, Energy--The
                                                 International Journal.

(1) If elected the term of these directors will expire at the 1998 Annual Meeting of Shareholders.

(2) Except as set forth below, each named individual has held the specified positions for at least five years and the specified positions have been the principal occupations of the named individuals during the past five years:

    Mr. Caras has been Executive Vice President and Chief Administrative Officer of Ogden since July 1990.

    Ms. Monet served as President, Chief Operating Officer, Financial Services, Ogden, from January 1987 to May 1990 and as Chief Financial Officer of Ogden until December 1990.

    Since 1984, Mr. Sainz has served as Executive Vice Chairman of Trebol International, S.A., a private company which he helped create in 1984. Trebol International is a Spanish holding company with interests in companies operating in such fields as foreign trade, fast food, leisure, disposable medical products and real estate. Mr. Sainz was appointed to the Board effective as of November 1, 1994.

    Since July 1994 Dr. Volcker has served as Professor of Energy Technology, University of Essen. For more than 18 years prior thereto he served as a member of the Management Board of STEAG AG, Essen with responsibility for all technical departments, including conventional power plant engineering, district heating, nuclear engineering, micro-systems technology and research and development. Dr. Volcker was appointed to the Board effective as of November 1, 1994.

                      Committees of the Board of Directors

Management Committee. The Management Committee's principal functions are to review and evaluate Ogden's strategies, plans, policies and management needed to meet long-range goals and objectives. The Committee makes recommendations to the Board of Directors with respect to nominees for new directors (including nominations submitted in writing to the Secretary of Ogden by shareholders not less than 50 days prior to the Annual Meeting and in compliance with the requirements of Ogden's By-laws) and board committee memberships. The Committee's functions also include evaluating and reviewing Ogden's financial status, reviewing current financial arrangements and current and anticipated financial requirements, advising management with respect thereto and advising and recommending with respect to the purchase, issuance and sale of Ogden securities. There were six meetings of the Management Committee during 1994.

Compensation Committee. The Compensation Committee is composed of four "disinterested directors" (within the meaning of Rule 16b-3 of the Securities Exchange Act) and "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended) who are not employees or members of management of Ogden or any of its subsidiaries. The Compensation Committee is responsible for reviewing and approving compensation and benefit plans for Ogden and providing independent judgment as to the fairness of the compensation and benefit arrangements for senior management of Ogden and its subsidiaries. The Compensation Committee administers Ogden's Stock Option Plans, determines the Chief Executive Officer's compensation and reviews and approves the annual salary, bonus and other benefits, direct or indirect, of other designated members of senior management of Ogden and its subsidiaries. There were four meetings of the Compensation Committee during 1994.

Audit Committee. The Audit Committee's principal functions are to evaluate and review financial procedures, controls and reporting; compliance with Ogden's Corporate Policy of Business Conduct; and both the audit scope and audit fees. There were three meetings of the Audit Committee during 1994.

Technology Committee. The Technology Committee's principal functions are to collect, review, study and evaluate various changes and innovations in technology, materials and technical services that may be of benefit to Ogden's operations. The Committee also reviews and takes into consideration environmental standards and pollution-control requirements connected with the operation by Ogden of various solid waste-to-energy and other operating facilities across the United States. There were six meetings of the Technology Committee during 1994.

    During 1994 the Board of Directors held six regularly scheduled meetings and one special meeting. Each incumbent director attended at least 75% of the aggregate 1994 meetings of the Board and of the committees on which such director served, except Maria P. Monet.

                            DIRECTOR'S COMPENSATION

    Each Ogden director who is not an employee of Ogden or an Ogden subsidiary receives an annual director's fee of $9,000 plus $1,500 for each Board of Directors meeting attended. Each such director also receives an annual fee of $12,000 for each committee on which such director serves plus $1,500 for each committee meeting attended. In addition, each such director receives $500 for each day, or portion thereof, spent away from the director's city of residence on special director activities. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Directors who are employees of Ogden or an Ogden subsidiary receive no additional compensation for serving on the Board or any committee. Dr. Kappas is retained on an independent contractor basis as Ogden's Medical Director and senior advisor, to advise and consult with management on health issues and receives $1,000 per month as a consulting fee. Dr. Volcker is a director of an indirect wholly-owned foreign subsidiary of Ogden and receives an annual fee of $1,000.

    Each non-employee director of Ogden on November 14, 1990 was granted a Director's Stock Option and limited stock appreciation right (LSAR) with respect to 25,000 shares of Ogden Common Stock at an exercise price of $18.3125 per share. Each non-employee individual who becomes a Director after November 14, 1990 may be granted a Director's Stock Option and LSAR with respect to a number of shares of Ogden Common Stock as determined by the Compensation Committee not to exceed 25,000 shares and at an exercise price equal to the average of the high and low sales price of Ogden Common Stock on the date of grant. Messrs. Sainz and Volcker were each granted Directors' Stock Options with respect to 25,000 shares of Ogden Common Stock on November 1, 1994 at an exercise price of $21.50 per share.

                        SECURITY OWNERSHIP BY MANAGEMENT

    As of March 1, 1995 there is no person known to Ogden to be the beneficial owner of more than five percent (5%) of Ogden's Common Stock.

    Information about the Common Stock beneficially owned as of March 1, 1995 by each nominee, each director, each executive officer named in the Summary Compensation Table and all directors and executive officers of Ogden as a group is set forth as follows:

                                                        Beneficial Ownership of
                                                           Ogden Common Stock
                                               ------------------------------------------
                                                  Amount and Nature of         Percent Of
Name of Beneficial Owner                         Beneficial Ownership(1)        Class(2)
- ---------------------------------------        ---------------------------     ----------
R. Richard Ablon                                         841,966(3)               1.725
Ralph E. Ablon                                              280,926               *
David M. Abshire                                          20,288(4)               *
Constantine G. Caras                                     277,551(5)               *
Lynde H. Coit                                             67,300(6)               *
Norman G. Einspruch                                       31,440(4)               *
Philip G. Husby                                           90,560(7)               *
Attallah Kappas                                           31,640(4)               *
Terry Allen Kramer                                       362,218(4)               *
Scott G. Mackin                                          194,400(8)               *
Maria P. Monet                                            51,735(4)               *
Judith D. Moyers                                          26,655(4)               *
Homer A. Neal                                             20,604(4)               *
Stanford S. Penner                                        25,221(4)               *
Jesus Sainz                                                       0               *
Frederick Seitz                                           31,071(4)               *
Robert E. Smith                                           21,000(4)               *
Helmut Volcker                                                1,000               *
Abraham Zaleznik                                          41,792(4)               *
All officers and directors as a group
 (24 persons) including those named
 above                                                 3,445,169(9)               7.059

- ------------
(1) Each individual owns all shares directly and has sole investment and voting power with respect to all shares except as otherwise noted. No officer or director owns shares of Ogden Series A Preferred Stock.

(2) Asterisks indicate beneficial ownership of less than 1.0% of the class.

(3) Includes: 204 shares held by Mr. Ablon's wife; 22,825 shares held in trust for his minor children; and 608,354 shares subject to stock options which are exercisable within 60 days of March 1, 1995. Mr. Ablon has neither investment nor voting power with respect to the shares held by his wife, and disclaims any beneficial interest in such shares.

(4) Includes: 10,000 shares for Dr. Kappas and 20,000 shares for each of Messrs. Abshire, Einspruch, Neal, Penner, Seitz, Smith, Zaleznik and Ms. Kramer and Moyers subject to stock options which are exercisable within 60 days of March 1, 1995. Also includes: 2,735 shares held by Dr. Einspruch in a Keogh Plan; 3,640 shares held by Dr. Kappas in Keogh and SEP plans; 100 shares held by Ms. Monet in trust for her minor child; 100 shares held by Dr. Neal jointly with his wife over which Dr. Neal has shared voting and investment authority with his wife; 1,000 shares held by Dr. Penner and his wife in a living trust for their children over which Dr. Penner has shared voting and investment authority with his wife; and 350 shares held by Dr. Seitz in trust with his children over which he has shared voting and investment authority with his children.

(5) Includes: 5,000 shares held jointly with his wife; and, 170,900 shares, subject to stock options which are exercisable within 60 days of March 1, 1995. Mr. Caras has shared investment and voting power with respect to the 5,000 shares held jointly with his wife.

(6) Includes: 66,300 shares subject to stock options which are exercisable within 60 days of March 1, 1995.

(7) Includes: 2,260 shares held jointly with his wife and 88,300 shares subject to stock options which are exercisable within 60 days of March 1, 1995. Mr. Husby has shared investment and voting power with respect to the 2,260 shares held jointly with his wife.

(8) Includes: 179,400 shares subject to stock options which are exercisable within 60 days of March 1, 1995.

(9) Includes 1,420,254 shares subject to options which are exercisable within 60 days of March 1, 1995 and approximately 887,656 shares of Ogden Common Stock which may be voted by Messrs. Caras, Coit, Husby and two other individuals as members of the Investment Committee of Ogden's Group Trust Fund for Profit Sharing Plans.

RATIFICATION OF AUDITORS--PROPOSAL NUMBER (2)

    Shareholders are requested to ratify the continued appointment of Deloitte & Touche LLP ("Deloitte") as auditors of Ogden and its subsidiaries for the year 1995. A representative of Deloitte is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Deloitte has been Ogden's auditors since 1951. Audit services rendered by Deloitte for the fiscal year ended December 31, 1994, in addition to the audit of the Consolidated Financial Statements, included: review of financial and related information that is to be included in filings with the Securities and Exchange Commission; consultation during the year on matters related to accounting and financial reporting; audits of financial statements of certain subsidiary companies and of employee benefit plans contained in filings required pursuant to ERISA; services rendered in connection with the Ogden-Ogden Projects, Inc. merger; and meeting with the Audit Committee on matters related to the audit. Although Ogden is not required to submit the selection of auditors to the shareholders for ratification, it has elected to do so. In the event such selection is not ratified, Ogden would consider the selection of other auditors for fiscal years after 1995. However, it would not be possible to replace Deloitte as auditors for the 1995 fiscal year without significant disruption of Ogden's business.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NUMBER (2)

SHAREHOLDER PROPOSAL--PROPOSAL NUMBER (3)

    Mr. John J. Gilbert the owner of 144 shares of Ogden Common Stock and Margaret R. and/or John J. Gilbert, Co-trustees U/W of Lewis D. Gilbert, the owner of 272 shares of Ogden Common Stock, will cause to be introduced from the floor the following resolution:

    RESOLVED: That the stockholders of Ogden Corporation, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes as is now provided and that on expiration of present terms of directors their subsequent election shall also be on an annual basis.

    THE GILBERTS' REASONS FOR THE FOREGOING PROPOSAL ARE AS FOLLOWS:

    Last year ARCO, to its credit, voluntarily ended their stagger system of electing directors, stating that when a very high percentage, 34.6%, desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as: Pacific Enterprises, Katy Industry, Hanover Direct, Campbell Soup and others.

    Because of normal need to find new directors and because of environmental problems and the recent avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors is the answer. In addition, some recommendations have been made to carry out the Valdez 10 points. The 11th, in our opinion, should be to end the stagger system of electing directors and to have cumulative voting.

    Recently Equitable Life Insurance Company, which is now called Equitable Companies converted from a policy owned company to a public stockholder company. Thanks to AKA, the controlling French insurance company not wanting it they now do not have a staggered board.

    The Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal effecting the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

    If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

BOARD OF DIRECTORS' REASONS FOR OPPOSING THE PROPOSAL

    The Board of Directors believes the interests of the shareholders are better served by a classified board than by the annual election of all directors. The classification of directors has the effect of making it more difficult to change the composition of the Board of Directors. At least two Shareholder Meetings, instead of one, will be required to effect a change in the control of the Board. The Board believes that the longer time required to elect a majority of a classified Board will help to assure the continuity and stability of Ogden's management and policies in the future, since a majority of the directors at any given time will have prior experience as directors of Ogden.

    The Board believes that a classified Board of Directors promotes continuity of experience on the Board, provides for an orderly succession of directors and would encourage any unsolicited bidder for control of Ogden to negotiate with the Board which can best represent the interests of all of the shareholders.

    The resolution offered by the proponents would not amend Ogden's Restated Certificate of Incorporation at this time, but, instead requests that the Board take the steps necessary to elect all directors on an annual basis in the future. Under the terms of Ogden's Restated Certificate of Incorporation an affirmative vote of 80% of the shares entitled to vote on a future resolution proposed by the Board would be required to amend the provisions governing the staggered election of directors.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL NUMBER (3)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of Ogden's Compensation Committee are Abraham Zaleznik, Chairman; Norman G. Einspruch; Judith Davidson Moyers; and Frederick Seitz. All of the foregoing members are "disinterested directors" (within the meaning of Rule 16b-3 of the Securities Exchange Act) and "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended) of Ogden who are not employees or members of management of Ogden or any of its subsidiaries. Dr. Zaleznik has served as Vice Chairman of the Board of Ogden since 1987, a non-management position for which Dr. Zaleznik receives no additional compensation.

    In June 1994 Ogden announced that it had made an offer to purchase all of the remaining outstanding shares of common stock of Ogden Projects, Inc. ("OPI") pursuant to a proposed merger arrangement between Ogden and OPI. Ogden's officers and directors were told by Counsel not to purchase or sell any OPI common stock until the merger was completed or abandoned. Three Ogden directors, Norman G. Einspruch, Frederick Seitz and Abraham Zaleznik each held exercisable OPI stock options granted in 1989 which would expire on August 9, 1994. Since these directors were prohibited from exercising the options and selling the OPI shares, they requested Ogden to loan them the funds necessary for them to exercise their options. On July 29, 1994 Ogden loaned each of Norman G. Einspruch, Frederick Seitz and Abraham Zaleznik $119,000, $148,750 and $297,500, respectively, for the purpose of exercising their stock options before their expiration date of August 9, 1994. Each loan was evidenced by a promissory note bearing interest at the rate of 1% over the prime rate charged by The Bank of New York from time to time and each note was due and payable on or before December 31, 1994. The entire amount of principal and interest due and payable on each of the foregoing promissory notes was paid in full and there is no amount outstanding and owing under any of the foregoing promissory notes.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

THE EXECUTIVE COMPENSATION PROGRAM

    Ogden has designed its executive compensation program to attract, motivate, and retain the best executives available. Toward this end, the executive compensation program provides:

     - A base salary program to attract and retain talented executives who demonstrate the qualities required in the Ogden entrepreneurial culture and meet the corporation's rigorous goals and standards.

     - Annual incentive bonus payments that are highly variable based on personal performance and financial performance relative to realistic market opportunities. These incentive bonuses reward individuals whose performance contributes to achieving strategic, financial and other shareholder objectives. Bonus opportunities are set vis-a-vis the executives' potential contribution, not solely based on salary level or pay grade. The Compensation Committee has adopted a CEO Formula Bonus Plan, setting annual incentive bonus opportunities for the CEO based on a pre-tax return on equity formula.

     - Clear and uncomplicated long-term incentives, namely stock options, to encourage equity ownership thereby aligning executives interests with shareholders. Such stock options are granted periodically not annually to reflect expanded roles or to readjust the total compensation mix. Grants typically vest over a five year period and expire ten years from grant date.

CHIEF EXECUTIVE OFFICER (CEO) COMPENSATION

    The Committee set Mr. Ablon's base salary for 1995 at $800,000 (unchanged from 1994); awarded a $1 million bonus payable under the CEO Formula Bonus Plan for 1994 performance; and granted no new stock options. The Committee last granted an option to Mr. Ablon in January 1994 with the intention of granting no additional options over the subsequent four years. The factors utilized by the Committee in reaching its decisions are summarized below:

    Competitive Practice in CEO Compensation--Ogden operates diverse lines of business and success in its entrepreneurial culture depends on the marketing and financial acumen as well as the creativity of its executives. As such, it competes for executive talent with any number of major Fortune 500 companies across many industries. Therefore, the Committee reviews summaries of prevailing CEO compensation practices of major companies without regard to a specific industry category. The Committee uses this information to evaluate competitive factors affecting executive compensation. The Committee reviewed competitive practice in CEO compensation based on The Wall Street Journal/William M. Mercer (WSJ/Mercer) survey of 1994 Proxy Statements (reflecting 1993 compensation from 350 major companies). In order to evaluate Mr. Ablon's 1994 compensation, the Committee used the comparative base and bonus measures reflected in that survey, the most recent for which information is available, and increased them by 8.1% (the median increase in base and bonus measures that the WSJ/Mercer survey found in each of the two most recent proxy seasons). Using these measures, Mr. Ablon's base salary of $800,000 falls under the 75th percentile of $891,617 and his combined base and bonus of $1,800,000 is just above the 75th percentile of $1,783,471.

    CEO Formula Bonus Plan--1994 Performance--The CEO Formula Bonus Plan (the
Plan), adopted by the Committee and approved by shareholders in 1994, sets forth a Target Bonus which can be earned based upon the Pre-Tax Return on Equity (ROE) Performance Level achieved for each calendar year. Under the terms of the Plan, Ogden's 1994 Pre-Tax Income of $139,364,000 was divided by opening Shareholders' Equity of $486,267,000 equaling 28.66%. This Performance Level earns Mr. Ablon 125% of the Target Bonus. The Target Bonus, which equals base pay, was $800,000. The $800,000 target, multiplied by 125% earns Mr. Ablon a 1994 bonus of $1,000,000.

    CEO Formula Bonus Plan--1995 Targets--Under the terms of the Plan, the Committee must preestablish the Performance Levels for each calendar year. The Committee held the Target Bonus at the 1994 level of $800,000 and established the following Performance Levels for 1995:

        Pre-tax ROE Performance Level               % of Target Bonus
        -----------------------------               -----------------
        <13%.........................                        0
        13% to under 17%.............                       75%
        17% to under 21%.............                      100%
        21% to under 25%.............                      125%
        25% or greater...............                      150%

    These Performance Levels have been revised from those used for 1994 to take into account the issuance by Ogden of .84 of a share of Ogden Common Stock for each of the publicly traded shares of Ogden Projects, Inc. The Committee decided to revise the Performance Levels previously established to reflect the Performance Levels it believes would have been appropriate had those shares been issued at the time the CEO Formula Bonus Plan was originally adopted.

    Financial Performance--In addition to achieving an 11% increase in Pre-Tax Income, the Committee reviewed other measures of financial performance. Income, before the cumulative effect of changes in accounting principles, increased to $67.8 million or $1.55 per share from $62.1 million or $1.43 per share in 1993. Additionally, during the four years since Mr. Ablon became CEO, Ogden achieved a cumulative total return of 26% compared with a total return of negative 5% in the S & P Specialized Services Index, the industry index in which Ogden is placed by Standard and Poors, and 56% in the S & P 500. However, the Committee did not quantitatively assign a weight to these factors.

OTHER EXECUTIVE COMPENSATION

    The Committee decided on 1995 base salaries for Messrs. Mackin, Caras, Husby and Coit in the amounts of $450,000, $275,000, $260,000 and $235,000, respectively, and annual bonus amounts reflected in the Summary Compensation Table, for 1994 performance. The Committee awarded no new stock option grants to any of the proxy-named executives in 1995. These decisions were made based on the Committee's subjective business judgement. In arriving at these decisions, the Committee considered individual contributions during 1994, as well as significant changes in roles and responsibilities, and reviewed summaries of executive compensation surveys published by leading compensation consulting firms.

    With respect to 1994 contributions and responsibilities, the Committee concluded that each executive played a vital role in Ogden's overall financial and strategic performance. As President of the Projects Group, Mr. Mackin leads Ogden's key operating segment. Projects' 1994 income from operations was $109,775,000, up 31% over 1993. Mr. Caras is Executive Vice President and Chief Administrative Officer of Ogden. In addition to his corporate responsibilities, Mr. Caras oversees Ogden's government services business. He has been charged with the responsibility for changing the direction of this business to upgrade its technological capabilities. Toward that end, Ogden acquired Applied Data Technology, Inc. (ADTI), which supplies maneuvering information for fighter pilots, and display systems for evaluating combat action. With the acquisition of ADTI, which was negotiated during 1994 and completed in January 1995, Ogden has enhanced its position in the business of defense operational readiness. Mr. Husby, Senior Vice President and Chief Financial Officer of Ogden laid the groundwork for an airport infrastructure development program, which combines the expertise of several Ogden business units, to enter the emerging market for privatization of airports and related facilities worldwide. Mr. Coit, Senior Vice President and General Counsel of Ogden continued to be instrumental in arranging arena financing and securing a 30-year contract with the Ottawa Palladium in Canada.

    In reviewing competitive pay levels, the base salary and bonus awards of Messrs. Mackin, Caras, Husby and Coit ranged near the 75th percentile of comparable positions in other Fortune 500 companies within the $1 billion to $3 billion revenue range.

POLICY REGARDING DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Ogden's policy regarding deductibility of executive pay in excess of $1 million is to preserve the tax deductibility of the CEO's annual incentive bonus and stock options by having these two components of compensation qualify as performance-based under the IRS rules. The new CEO Formula Bonus Plan and the amendment to the 1990 Ogden Stock Option Plan, both of which were adopted by the Committee and the Board, and approved by shareholders in 1994, constitute the largest elements of the CEO's compensation package. The Committee acknowledges that there may be certain non-cash "imputed income" items which may cause pay to exceed $1 million in any year.

BENEFIT PLANS AND PROFIT SHARING

    The Committee amended the Ogden Select Savings Plan ("Plan"), a non-qualified deferred compensation plan. The amendments, effective January 1, 1995, authorized the appointment of a new trustee, changed the investment vehicles, allowed employees to increase deferrals and authorized the Plan to accept discretionary contributions declared by the Committee. The Committee made no discretionary contributions to the Plan in 1995.

    The Committee authorized a profit sharing cash payment equal to 5% of annual covered compensation for each eligible employee. Employees who had previously participated in the Ogden Corporation Profit Sharing Plan prior to its merger in 1989 are eligible for the cash payment. All payments are taxed as ordinary income.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Abraham Zaleznik, Chairman
Norman G. Einspruch
Judith Davidson Moyers
Frederick Seitz

PERFORMANCE GRAPHS

    The following performance graphs reflect the cumulative total return on Ogden's Common Stock as compared with the cumulative total return on the S&P 500 Composite Stock Price Index and the S&P Specialized Services Index for Ogden's last five fiscal years (Graph I) and last four fiscal years (Graph II). The graphs assume that the value of the initial investment in Ogden Common Stock and in each index was $100 and that all dividends were reinvested.

                                    GRAPH I

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                                           Dollars
                 12/31/89   12/31/90   12/31/91   12/31/92   12/31/93   12/31/94
S&P 500            100         97        126        136        150        152
S&P Specialized
  Svcs             100         84         91         90         88         80
Ogden              100         62         72         86         90         79


                                    GRAPH II

                COMPARISON OF FOUR-YEAR CUMULATIVE TOTAL RETURN
                                           Dollars
                    12/31/90     12/31/91     12/31/92     12/31/93     12/31/94
S&P 500               100          130          140          154          156
S&P Specialized
  Svcs                100          109          106          104          126
Ogden                 100          115          137          144           95

                             EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the aggregate cash and non-cash compensation for each of the last three fiscal years awarded to, earned by or paid to the Chief Executive Officer of Ogden and each of Ogden's four other most highly compensated executive officers whose salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE
                                                                               Long Term
                                                                             Compensation
                                                Annual Compensation(1)          Awards           All
        Name and                                               Other            Number          Other
        Principal                                             Annual           Options/        Compen-
        Position           Year    Salary      Bonus      Compensation(2)   Limited SARs(3)   sation(4)
R. Richard Ablon,          1994   $800,000   $1,000,000(5)   $ 151,491          600,000       $  43,401
 President and Chief       1993    700,000      875,000        107,192                          165,124
 Executive Officer, Ogden  1992    700,000      800,000         89,353                          207,763
 and Chairman and Chief
 Executive Officer, Ogden
 Projects, Inc., a 100%
 owned subsidiary of
 Ogden.

Scott G. Mackin,           1994    400,000      350,000             --          200,000          47,483
 President and Chief       1993    325,000      300,000             --                           66,209
 Operating Officer, Ogden  1992    250,000      225,000             --                           55,870
 Projects, Inc., a 100%
 owned subsidiary of
 Ogden.

Constantine G. Caras,      1994    265,000      155,000             --           25,000          14,305
 Executive Vice President  1993    250,000      150,000             --                           53,380
 and Chief Administrative  1992    230,000      135,000             --                           48,609
 Officer, Ogden.

Philip G. Husby, Senior    1994    236,250      140,000             --           80,000          12,896
 Vice President, Chief     1993    225,000      140,000             --                           41,771
 Financial Officer and     1992    210,000      125,000             --                           44,686
 Treasurer, Ogden.

Lynde H. Coit, Senior      1994    222,500      125,000             --          100,000          12,214
 Vice President and        1993    212,000      125,000         57,026                           36,230
 General Counsel, Ogden.   1992    204,000      110,000         53,282                           40,090

(1) Includes annual compensation awarded to, earned by or paid to the individual during the year, or any portion thereof, that he served as an executive officer of Ogden.

(2) Amounts in this column represent life insurance, car allowance, medical reimbursement and other personal benefits which in the aggregate exceeded the lesser of either $50,000 or 10% of the executives combined salary and bonus. The only personal benefit exceeding 25% of the total personal benefits reported for Mr. Ablon in 1994 was a charge of $111,348 for use of the Ogden airplane.

(3) See "Stock Option Table--Option/LSAR Grants in Last Fiscal Year" of this Proxy Statement.

(4) Includes, for the fiscal year ending December 31, 1994: (i) 401(K) matching contributions credited to the account balances of Messrs. Ablon, Caras, Husby and Coit in the amount of $0, $4,500, $4,500 and $4,500, respectively, under the Ogden Profit Sharing Plan and an annual contribution in the amount of $15,000 to Mr. Mackin under the Ogden Projects Profit Sharing Plan; and,
    (ii) as a result of contribution limitations imposed by the terms of the Ogden Projects Profit Sharing Plan and the Internal Revenue Code a special discretionary cash payment made to Mr. Mackin in the amount of $32,483 and as a result of Internal Revenue Service compensation limitations and the participation by Messrs. Ablon, Caras, Husby and Coit in the Ogden Profit Sharing Plan prior to its merger in 1989 a cash payment made to each of the foregoing executive officers in the amounts of $43,401, $9,805, $8,396 and $7,914, respectively.

(5) Mr. Ablon's bonus was determined in accordance with the CEO Formula Bonus Plan (see "Compensation Committee Report on Executive Compensation--Chief Executive Officer (CEO) Compensation" of this Proxy Statement).

                              STOCK OPTION TABLES

    (I) The following table sets forth information with respect to the named executive officers of Ogden concerning the grant of Ogden stock options and limited stock appreciation rights ("LSARS") during the fiscal year 1994:

                     OPTION/LSAR GRANTS IN LAST FISCAL YEAR
- ---------------------------------------------------------------------------------------------------
                              Number of
                             Securities       % of Total
                             Underlying      Options/LSARS
                              Options/        Granted to      Exercise                   Grant Date
                                LSARS        Employees in       Price      Expiration     Present
Name                         Granted(1)       Fiscal Year     Per Share       Date        Value(3)
- ---------------------------------------------------------------------------------------------------
R. Richard Ablon.........        600,000(2)       48.6%        $ 22.50      1/19/2004    $2,568,000
Scott G. Mackin..........        200,000(2)       16.2%          22.50      1/19/2004       856,000
Constantine G. Caras.....         25,000(2)        2.0%          22.50      1/19/2004       107,000
Philip G. Husby..........         80,000(2)        6.5%          22.50      1/19/2004       342,400
Lynde H. Coit............        100,000(2)        8.1%          22.50      1/19/2004       428,000

(1) As a result of the merger between Ogden and Ogden Projects, Inc. ("OPI") whereby OPI became a wholly-owned subsidiary of Ogden on December 29, 1994, the OPI Employees' Stock Option Plan was assumed by Ogden and the OPI stock options granted thereunder in 1989 to each of Messrs. Ablon, Mackin, Caras, Husby and Coit were converted into Ogden stock options representing 105,000 shares; 29,400 shares; 8,400 shares; 6,300 shares; and 6,300 shares, respectively. These options are not included in the foregoing Stock Option Table.

(2) Options were granted at the fair market value of the Ogden Common Stock on the date of grant, vest at the rate of 20% per year over a five year period, and expire 10 years from date of grant. Each option is accompanied by a limited stock appreciation right which provides that the option becomes immediately exercisable upon a Change in Control of Ogden, as defined in the Ogden 1990 Stock Option Plan as Amended and Restated. See the "Limited Stock Appreciation Rights" section of this Proxy Statement.

(3) The estimated grant date present value reflected in the above table was determined using the Black-Scholes model with the following assumptions: an exercise price of $22.50 per share, equal to 100% of the fair market value of Ogden Common Stock on the date of grant; stock price volatility of .2153; dividend yield of 5.69%; a 7.5% risk-free rate of return; and an option term of 10 years. No adjustments have been made for forfeitures or nontransfer-ability. The ultimate value of the options will depend on the future market price of Ogden Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of Ogden's Common Stock over the exercise price on the date the option is exercised.

    (II) The following table sets forth information with respect to the named executive officers of Ogden concerning the exercise of stock options and LSARS during 1994 and the value of unexercised stock options held as of the end of 1994.

AGGREGATED OPTION/LSAR EXERCISES IN 1994 AND FISCAL YEAR-END OPTION/LSAR VALUES
- ---------------------------------------------------------------------------------------------------------------
                                                                                       Value of Unexercised
                                                         Number of Securities        In-the-Money Options/LSAR
                                                        Underlying Unexercised
                               Shares                   Options/LSAR at FY-End             at FY-End(1)
                             Acquired on    Value     ---------------------------   ---------------------------
Name                          Exercise     Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
- ---------------------------------------------------------------------------------------------------------------
R. Richard Ablon...........       0           $0        498,354         75,000      $2,116,978      $ 206,250
Scott G. Mackin............       0            0        129,400         25,000         477,737         68,750
Constantine G. Caras.......       0            0        265,900         25,000         682,726         68,750
Philip G. Husby............       0            0         62,300         14,000         197,444         38,500
Lynde H. Coit..............       0            0         46,300         10,000         153,444         27,500

(1) Computed based upon the difference between the exercise price and the average of the high and low sale prices of Ogden Common Stock on the New York Stock Exchange Composite Tape on December 30, 1994.

OGDEN EXECUTIVE PENSION PLAN

    The Executive Pension Plan is a non-tax-qualified pension plan that is generally not subject to the provisions of the Employee Retirement Income Security Act of 1974. Ogden makes annual contributions to a trust established pursuant to the Executive Pension Plan, as determined by Ogden's actuary, which are deposited with The Bank of New York pursuant to a grantor trust agreement between Ogden and The Bank of New York. Ogden does not have access to or use of the trust assets; however, the assets may be subject to the claims of Ogden's general creditors in the event of its insolvency or bankruptcy. Amounts payable under the Executive Pension Plan are generally included in the recipient's income only when actually paid.

    All executive officers of Ogden, including those listed in the Summary Compensation Table (except Mr. Mackin), are eligible to participate in the Executive Pension Plan and are entitled to a retirement benefit, subject to certain offsets, equal to 1.5% of the executive's final average compensation for the five consecutive highest paid years out of the executive's last ten years preceding retirement multiplied by the executive's years of service.

    Compensation includes salary, bonus and other compensation received during the year and deferred income earned, but does not include imputed income, severance pay, special discretionary cash payments or other non-cash compensation. An eligible executive becomes fully vested and entitled to a benefit under the Executive Pension Plan trust upon the completion of five years of service, unless the executive was a participant in Ogden's prior pension plan on December 31, 1988, in which event the executive is automatically fully vested. The relationship of the covered compensation to the annual compensation shown in the Summary Compensation Table would be the Salary and Bonus columns and any car allowance.

    Pursuant to the provisions of the Executive Pension Plan, the lump-sum equivalent of the annual benefit reflected in the following table will be distributed to the executive in one cash payment upon retirement, subject to offset by any amounts previously distributed to such executive as a result of the prior termination of Ogden's pension and supplemental pension plans and subject to an early retirement reduction of 6% per year prior to age 65. The amount distributed will be taxable to the executive as ordinary income at the time of distribution. R. Richard Ablon, C.G. Caras, Philip G. Husby and Lynde H. Coit had average earnings for the past five years of $1,434,901, $592,366, $344,633 and $314,081 respectively. As of December 31, 1994 the foregoing individuals have accrued 24, 19, 8 and 6 years of service, respectively, under the plan and a net lump-sum benefit accrual in the amount of $18,148, $405, $2,188 and $2,224, respectively. Scott G. Mackin is not eligible for benefits under the Ogden Executive Pension Plan.

- ----------------------------------------------------------------------------------------------------------
Average Annual
Earnings in 5
Consecutive
Highest Paid
Years Out of
Last 10 Years                           Estimated Maximum Annual Retirement Benefits
Preceding                                         Based on Years of Service
Retirement                                 (subject to Offset As Described Above)
- ----------------------------------------------------------------------------------------------------------
                          5           10           15           20           25           30            35
- ----------------------------------------------------------------------------------------------------------
 $ 300,000         $ 22,500     $ 45,000     $ 67,500     $ 90,000     $112,500     $135,000     $ 157,500
 350,000             26,250       52,500       78,750      105,000      131,250      157,500       183,750
 400,000             30,000       60,000       90,000      120,000      150,000      180,000       210,000
 450,000             33,750       67,500      101,250      135,000      168,750      202,500       236,250
 500,000             37,500       75,000      112,500      150,000      187,500      225,000       262,500
 600,000             45,000       90,000      135,000      180,000      225,000      270,000       315,000
 700,000             52,500      105,000      157,500      210,000      262,500      315,000       367,500
 800,000             60,000      120,000      180,000      240,000      300,000      360,000       420,000
 1,000,000           75,000      150,000      225,000      300,000      375,000      450,000       525,000
 1,400,000          105,000      210,000      315,000      420,000      525,000      630,000       735,000
 1,600,000          120,000      240,000      360,000      480,000      600,000      720,000       840,000

OPI PENSION PLAN

    Scott G. Mackin participates in the OPI Pension Plan, a tax-qualified defined benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974. Under the OPI Pension Plan each participant who meets the plan's vesting requirements will be provided with an annual benefit at or after age 65 equal to 1.5% of the participant's average compensation during the five consecutive calendar years of employment out of the ten consecutive calendar years immediately preceding his retirement date or termination date during which such average is highest, multiplied by his total years of service with OPI and any affiliate of OPI. Compensation includes salary and other compensation received during the year and deferred income earned, but does not include imputed income, severance pay, special discretionary cash payments or other noncash compensation. The relationship of the covered compensation to Mr. Mackin's annual compensation shown in the Summary Compensation Table would be the Salary and Bonus columns and any car allowance. A plan participant who is at least age 55 and who retires after completion of at least 10 years of employment with OPI or any affiliate of OPI receives a benefit equal to the amount he would have received if he had retired at age 65, reduced by an amount equal to 0.5% of the benefit multiplied by the number of months between the date the participant commenced receiving benefits and the date he would have received benefits if he had not retired prior to age 65.

    Mr. Mackin also participates in the OPI Supplemental Deferred Benefit Plan (the "OPI Supplemental Plan"), a deferred compensation plan which is not qualified for federal income tax purposes and which provides that, in the event that the annual retirement benefit of any participant in the OPI Pension Plan determined pursuant to such plan's benefit formula cannot be paid because of certain limits on annual benefits and contributions imposed by the Internal Revenue Code (the "Code"), the amount by which such benefit must be reduced will be paid to the participant from OPI's general assets.

    The following table shows the estimated annual retirement benefits payable in the form of a life annuity at age 65 under the OPI Pension Plan and the OPI Supplemental Plan. These benefits are subject to any deduction for Social Security benefits. Mr. Mackin has 8.5 years of credited service under the OPI Pension Plan as of December 31, 1994 and had annual average earnings for the last five years of $445,176.

- ---------------------------------------------------------------------------------------------------------
Average Annual
Earnings in 5
Consecutive
Highest Paid
Years Out of
Last 10 Years
Preceding                                   Estimated Annual Retirement Benefits
Retirement                                       Based on Years of Service
- ---------------------------------------------------------------------------------------------------------
                          5           10           15           20           25           30           35
- ---------------------------------------------------------------------------------------------------------
  $300,000         $ 22,500     $ 45,000     $ 67,500     $ 90,000     $112,500     $135,000     $157,500
  325,000            24,375       48,750       73,125       97,500      121,875      146,250      170,625
  350,000            26,250       52,500       78,750      105,000      131,250      157,500      183,750
  375,000            28,125       56,250       84,375      112,500      140,625      168,750      196,875
  400,000            30,000       60,000       90,000      120,000      150,000      180,000      210,000
  425,000            31,875       63,750       95,625      127,500      159,375      191,250      223,125
  525,000            39,375       78,750      118,125      157,500      196,875      236,250      275,625
  625,000            46,875       93,750      140,625      187,500      234,375      281,250      328,125

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

    Employment Contracts

(A) R. Richard Ablon is employed by Ogden as its President and Chief Executive Officer pursuant to an employment agreement which became effective as of January 1, 1991 and continues through December 31, 1995, provided, however, commencing December

        31, 1991 and each December 31 thereafter, the term of the agreement is automatically extended an additional one year period until Mr. Ablon reaches his normal retirement date and year to year thereafter. Either party may elect not to extend the term for an additional one year period by written notice given to the other at least sixty days' prior to December 31, 1994 or any subsequent December 31, in which event the agreement would continue in effect until the expiration of its then existing term, at which time Mr. Ablon's employment would terminate. The annual salary under the agreement is fixed at a minimum of $500,000 with an annual incentive bonus in such amount as determined by the Board of Directors. If Mr. Ablon's employment is terminated by Ogden or if Mr. Ablon terminates employment for good reason (as described in the agreement) then Mr. Ablon would be entitled to a cash payment equal to five times the average of his salary and bonus paid during the term of the agreement.

(B) Mr. Mackin is employed by OPI pursuant to an employment agreement dated as of January 1, 1994 (the "Employment Agreement"). The Employment Agreement provides for a minimum annual salary in the amount of $400,000 plus an annual incentive bonus in such amount as may be fixed by the Board of Directors of OPI. The Employment Agreement is for a three-year term commencing January 1, 1994 and continuing through December 31, 1996 and year to year thereafter, subject to the right of either Mr. Mackin or OPI to terminate such employment on December 31, 1996 or any subsequent December 31, upon at least sixty days prior written notice. The Employment Agreement also provides that if the employee terminates employment for good reason (as defined in the agreement) or if the employee's employment is terminated by OPI for any reason other than for cause (as defined in the agreement) then the employee is entitled to a severance payment equal to three times the employee's annual salary and bonus at the time of such termination.

(C) Mr. Caras is employed by Ogden as its Executive Vice President and Chief Administrative Officer pursuant to an employment agreement which became effective as of January 1, 1991 and continues through December 31, 1995, and from year to year thereafter, subject to the right of either party to terminate such employment as of December 31, 1995, or any subsequent December 31, upon at least sixty days prior written notice. The annual salary under the agreement is fixed at a minimum of $200,000 with an annual incentive bonus in such amount as determined by the Board of Directors. The agreement also provides that if Ogden terminates the employment of Mr. Caras for any reason other than for cause (as defined in the agreement) or if Mr. Caras terminates employment for good reason (as defined in the agreement), then Mr. Caras is entitled to a cash payment equal to three times his annual salary and bonus at the time of such termination.

(D) Mr. Husby is employed by Ogden as its Senior Vice President and Chief Financial Officer pursuant to an employment agreement which became effective as of July 2, 1990 and continues through December 31, 1995 and year to year thereafter subject to the right of either party to terminate such employment as of December 31, 1995, or any subsequent December 31 upon sixty days prior written notice. The annual salary under the agreement is set at a minimum of $185,000 with an annual incentive bonus in such amount as determined by the Board of Directors. The agreement also provides that if Ogden terminates the employment of Mr. Husby for any reason other than for cause (as defined in the agreement) or if Mr. Husby terminates employment for good reason (as defined in the agreement), then Mr. Husby is entitled to a cash payment equal to three times his annual salary and bonus at the time of such termination.

(E) Mr. Coit is employed by Ogden as its Senior Vice President and General Counsel pursuant to an employment agreement which became effective as of January 30, 1990 and continued through April 1, 1994, provided, however, commencing on April 1, 1991 and each April 1 thereafter, the term thereof is automatically extended an additional one year period unless terminated by Ogden upon ninety days' prior written notice. Mr. Coit's annual salary under the agreement will be no less than his base salary in 1989 plus an incentive bonus in such amount as determined by the Board of Directors. The agreement provides that if Mr. Coit is terminated by Ogden without cause or resigns for good reason (as defined in the agreement), Ogden will (a) pay Mr. Coit an amount equal to his current monthly salary plus one-twelfth his incentive bonus for the 12-month period ending on the December 31 immediately preceding his date of termination or resignation, times the lesser of (i) 12 plus 2 for each twelve months of service, or (ii) 36; (b) purchase Mr. Coit's home for its original purchase price; and (c) continue his benefits for a number of months equal to the number of months of pay which Mr. Coit would be entitled during the period of time set forth under (a) above.

    Limited Stock Appreciation Rights

    Ogden's 1986 and 1990 Stock Option Plans, as amended, (the "Plans") permit, in connection with the grant of an option award, the grant of tandem limited stock appreciation rights ("LSARs"). In general, the exercise of an LSAR by an optionee entitles the optionee to an amount in cash, with respect to each share subject thereto, equal to the excess of the value of a share of Ogden Common Stock (determined in accordance with the Plans) on the exercise date over the exercise price of the related option award. An LSAR is exercisable only during the period commencing the first day following the occurrence of a Change in Control (as defined in each Stock Option Agreement) and terminating on the expiration of ninety days after such date. In general, the term "Change in Control" means the acquisition by any person of 20% or more of the voting power of Ogden's outstanding securities, the approval by Ogden's shareholders of an agreement to merge Ogden or to sell substantially all of its assets or the occurrence of certain changes in the membership of the Ogden Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In June 1994 Ogden announced that it had made an offer to purchase all of the remaining outstanding shares of common stock of Ogden Projects, Inc. ("OPI") pursuant to a proposed merger arrangement between Ogden and OPI. Ogden's officers and directors were told by Counsel not to purchase or sell any OPI common stock until the merger was completed or abandoned. Three Ogden directors, Norman G. Einspruch, Frederick Seitz and Abraham Zaleznik each held exercisable OPI stock options granted in 1989 which would expire on August 9, 1994. Since these directors were prohibited from exercising the options and selling the OPI shares, they requested Ogden to loan them the funds necessary for them to exercise their options. On July 29, 1994 Ogden loaned each of Norman G. Einspruch, Frederick Seitz and Abraham Zaleznik $119,000, $148,750 and $297,500, respectively, for the purpose of exercising their stock options before their expiration date of August 9, 1994. Each loan was evidenced by a promissory note bearing interest at the rate of 1% over the prime rate charged by The Bank of New York from time to time and each note was due and payable on or before December 31, 1994. The entire amount of principal and interest due and payable on each of the foregoing promissory notes was paid in full and there is no amount outstanding and owing under any of the foregoing Promissory Notes.

    A loan was made by Ogden in 1989 to Mr. Coit, Senior Vice President and General Counsel of Ogden, to assist Mr. Coit in the purchase of a home in connection with his relocation. The loan is evidenced by a demand note, bearing interest at the rate of 8% per annum and is secured by a second mortgage on the premises. The maximum amount outstanding under the loan during 1994 was $290,000. As of December 31, 1994, there was an outstanding balance of $290,000.

    Mr. Jesus Sainz, an Ogden director, is an officer of and has a 25% ownership interest in Trebol International, S.A. ("Trebol"), a Spanish corporation located in Madrid, Spain. Prior to the time Mr. Sainz became an Ogden director, Trebol and an Ogden subsidiary purchased equity interests of 12.5% and 15.48%, respectively, in Parques Tecnolculturoles, S.A. ("Partecsa"), a Spanish corporation located in Seville, Spain. Partecsa has been awarded a 30-year contract, with an 8-year renewal option, to convert, remodel, operate and manage Cartuja, a multiattraction theme park located in Seville, Spain which was originally created for Seville's Expo 92. Partecsa has requested Ogden's subsidiary to perform advisory services relating to the conversion and future operation of Cartuja. Upon completion of Cartuja's conversion Partecsa has agreed to award to Ogden's subsidiary, subject to the execution of a definitive agreement, the exclusive rights to provide the food and beverage concessions at Cartuja for a period of four (4) years.

    Also prior to the time Mr. Sainz became an Ogden director, Atlas International, S.A. ("Atlas"), a subsidiary of Trebol, and a subsidiary of Ogden acquired 6% and 54% interests, respectively, in a Peruvian corporation established to provide passenger and ground handling services at Peruvian airports. Ogden's capital investment in the Peruvian company is approximately $125,000. Atlas's capital investment is $15,600 which was loaned to Atlas by Ogden and is evidenced by Atlas's interest bearing promissory note, which is secured by a pledge of Atlas's 6% ownership in the Peruvian company. The Peruvian company commenced operations in 1994 at the Jorge Chavez Airport in Lima, Peru. Ogden's subsidiary is responsible for the company's day-to-day operations. Any distributions by the Peruvian company to its stockholders will first be used by Atlas to repay the $15,600 loan made to Atlas by Ogden's subsidiary.

    The foregoing transactions were developed in the ordinary course of business and were negotiated at arms length by Ogden and Mr. Sainz prior to the time Mr. Sainz became an Ogden director. In the opinion of management these transactions are fair, equitable and in the best interest of Ogden and its subsidiaries.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires Ogden's directors, executive officers and persons who beneficially own more than 10% of any class of Ogden's equity securities ("Reporting Persons") to file certain reports concerning their beneficial ownership and changes in their beneficial ownership of Ogden's equity securities. Ogden believes that during fiscal 1994 all Reporting Persons complied with their Section 16(a) filing requirements.

                                 OTHER MATTERS

    Ogden has no knowledge of any matters to be presented to the meeting other than those set forth above. The persons named in the accompanying form of proxy will use their own discretion in voting with respect to any such matters.

    Any proposals of shareholders to be presented at Ogden's Annual Meeting in 1996 must be received at Ogden's principal executive offices, Two Pennsylvania Plaza, New York, New York 10121, Attn: Vice President and Secretary, not later than December 18, 1995.

                                                           ["OGDEN" logo]
                                                                 1995








                                                    NOTICE OF ANNUAL MEETING AND
                                                    PROXY STATEMENT

                                                      .........................

                                                    THE ANNUAL MEETING OF
                                                    SHAREHOLDERS WILL BE HELD AT
                                                    THE GRAND HYATT NEW YORK
                                                    HOTEL, 42ND STREET, WEST OF
                                                    LEXINGTON AVENUE, NEW YORK
                                                    CITY, ON THURSDAY, MAY 25,
                                                    1995, AT 10:30 A.M.

                   OGDEN CORPORATION--BOARD OF DIRECTORS PROXY

     KNOW ALL MEN BY THESE PRESENTS that the undersigned shareholder of OGDEN CORPORATION (the "Corporation") does hereby constitute and appoint R. RICHARD ABLON, J. L. EFFINGER and KATHLEEN RITCH, and each of them, attorneys and proxies with full power of substitution to each, for and in the name of the undersigned and with all the powers the undersigned would possess if personally present, to vote all the shares of Common Stock of the undersigned in the Corporation at the Annual Meeting of Shareholders of the Corporation, to be held at the Grand Hyatt New York hotel, 42nd Street, west of Lexington Avenue, New York, New York on Thursday, May 25, 1995 at 10:30 A.M. (Eastern Daylight Saving
Time) and at any and all adjournments thereof on all matters as may properly come before the meeting, as set forth in the Notice of Annual Meeting of Shareholders, dated April 14, 1995.

     A majority of such attorneys as shall be present and shall act at said meeting, or any of them (or if only one of such attorneys shall be present and act, then that one) shall have and may exercise all the powers of said attorneys hereunder.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF FIVE DIRECTORS TO HOLD OFFICE FOR A TERM OF THREE YEARS; AND FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS; AND AGAINST THE SHAREHOLDERS PROPOSAL REQUESTING THAT NEW DIRECTORS BE ELECTED ANNUALLY AND NOT BY CLASSES. IF NO SPECIFICATION IS MADE AS TO ANY PROPOSAL, THE SHARES WILL BE VOTED FOR THE ELECTION OF FIVE DIRECTORS TO HOLD OFFICE FOR A TERM OF THREE YEARS; FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS; AND AGAINST THE SHAREHOLDERS' PROPOSAL REQUESTING THAT NEW DIRECTORS BE ELECTED ANNUALLY AND NOT BY CLASSES.







                (Continued and to be signed on the reverse side)

        This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no such directions are given with respect to all or some items, as to such items, the shares represented by the Proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3. /X/ Please mark your votes as this


           --------------
               COMMON


           The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposal 2, and AGAINST Proposal 3.

Proposal 1. FOR election of the following five directors for a three year term:
R. Richard Ablon; Constantine G. Caras; Judith D. Moyers; Robert E. Smith; and Abraham Zaleznik.

    FOR             WITHHOLD    WITHHELD FOR:(Write that nominee's name in the
    all             for all     space provided below).
  Nominees          Nominees
   / /                / /       ------------------------------------------------

Proposal 2. Ratification of Deloitte & Touche LLP as auditors of the Corporation for the year 1995.

   FOR          AGAINST         ABSTAIN
   / /           / /             / /

Proposal 3. Shareholders proposal requesting the Board of Directors take the steps necessary to provide that new directors be elected annually and not by classes.

   FOR          AGAINST         ABSTAIN
   / /           / /             / /



                 Signature(s)_______________________________ Date_______________
                 NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                   OGDEN CORPORATION--BOARD OF DIRECTORS PROXY

     KNOW ALL MEN BY THESE PRESENTS that the undersigned shareholder of OGDEN CORPORATION (the "Corporation") does hereby constitute and appoint R. RICHARD ABLON, J. L. EFFINGER and KATHLEEN RITCH, and each of them, attorneys and proxies with full power of substitution to each, for and in the name of the undersigned and with all the powers the undersigned would possess if personally present, to vote all the shares of Preferred Stock of the undersigned in the Corporation at the Annual Meeting of Shareholders of the Corporation, to be held at the Grand Hyatt New York hotel, 42nd Street, west of Lexington Avenue, New York, New York on Thursday, May 25, 1995 at 10:30 A.M. (Eastern Daylight Saving
Time) and at any and all adjournments thereof on all matters as may properly come before the meeting, as set forth in the Notice of Annual Meeting of Shareholders, dated April 14, 1995.

     A majority of such attorneys as shall be present and shall act at said meeting, or any of them (or if only one of such attorneys shall be present and act, then that one) shall have and may exercise all the powers of said attorneys hereunder.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF FIVE DIRECTORS TO HOLD OFFICE FOR A TERM OF THREE YEARS; AND FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS; AND AGAINST THE SHAREHOLDERS PROPOSAL REQUESTING THAT NEW DIRECTORS BE ELECTED ANNUALLY AND NOT BY CLASSES. IF NO SPECIFICATION IS MADE AS TO ANY PROPOSAL, THE SHARES WILL BE VOTED FOR THE ELECTION OF FIVE DIRECTORS TO HOLD OFFICE FOR A TERM OF THREE YEARS; FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS AUDITORS; AND AGAINST THE SHAREHOLDERS' PROPOSAL REQUESTING THAT NEW DIRECTORS BE ELECTED ANNUALLY AND NOT BY CLASSES.







                (Continued and to be signed on the reverse side)

        This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no such directions are given with respect to all or some items, as to such items, the shares represented by the Proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3. /X/ Please mark your votes as this


           --------------
              PREFERRED


           The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposal 2, and AGAINST Proposal 3.

Proposal 1. FOR election of the following five directors for a three year term:
R. Richard Ablon; Constantine G. Caras; Judith D. Moyers; Robert E. Smith; and Abraham Zaleznik.

    FOR             WITHHOLD    WITHHELD FOR:(Write that nominee's name in the
    all             for all     space provided below).
  Nominees          Nominees
   / /                / /       ------------------------------------------------

Proposal 2. Ratification of Deloitte & Touche LLP as auditors of the Corporation for the year 1995.

   FOR          AGAINST         ABSTAIN
   / /           / /             / /

Proposal 3. Shareholders proposal requesting the Board of Directors take the steps necessary to provide that new directors be elected annually and not by classes.

   FOR          AGAINST         ABSTAIN
   / /           / /             / /



                 Signature(s)_______________________________ Date_______________
                 NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.